Exhibit 99.1

Media Contacts:	Karissa Peer	Investor Contacts:	Jennifer Halchak
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	Kate Vossen		Renee McKnight
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Organon Reports Results for the Second Quarter Ended June 30, 2024

•	Second quarter 2024 revenue of $1.607 billion, flat year-over-year on an as-reported basis and up 2% at constant currency

•	Second quarter 2024 diluted earnings per share of $0.75 and non-GAAP Adjusted diluted earnings per share of $1.12; both reported and non-GAAP Adjusted diluted earnings per share include $15 million of expense, or $0.05 per share, for acquired in-process research and development (IPR&D) and milestones

•	Second quarter 2024 net income of $195 million and Adjusted EBITDA (non-GAAP) of $513 million

•	Guidance range for full year 2024 revenue narrowed to $6.250 billion to $6.450 billion, mid-point of the range, affirmed; Guidance range for Adjusted EBITDA margin (non-GAAP) affirmed at 31.0%-33.0%

Jersey City, N.J., August 6, 2024 – Organon (NYSE: OGN) today announced its results for the second quarter ended June 30, 2024.

"We are very pleased with our year to date results," said Kevin Ali, Organon's Chief Executive Officer. "We are tracking well to our 2024 objectives of delivering revenue growth at constant currency, driving year-over-year EBITDA improvement and generating approximately $1 billion of free cash flow before spin-related, one-time costs."

Second Quarter 2024 Revenue

in $ millions	Q2 2024	Q2 2023	VPY	VPY ex-FX
Women’s Health	$449	$438	3%	3%
Biosimilars	164	135	22%	22%
Established Brands	963	995	(3)%	(1)%
Other (1)	31	40	(20)%	(20)%
Revenues	$1,607	$1,608	—%	2%

Totals may not foot due to rounding and percentages are computed using unrounded amounts.

(1) Other includes manufacturing sales to third parties.

For the second quarter of 2024, total revenue was $1.607 billion, flat year-over-year on an as-reported basis and an increase of 2% excluding the impact of foreign currency (ex-FX).

Women’s Health revenue increased 3% on both an as-reported basis and ex-FX basis in the second quarter of 2024 compared with the second quarter of 2023 primarily driven by 13% ex-FX growth in Nexplanon® (etonogestrel implant). Nexplanon's strong performance was primarily due to favorable discount rates in the United States, an increase in demand in the company's institutional business in Africa, and increased demand in certain international markets. Sales of MarvelonTM (desogestrel and ethinyl estradiol pill) and MercilonTM (desogestrel and ethinyl estradiol pill), combined oral hormonal daily contraceptive pills also grew strongly, up 42% ex-FX compared to prior year as a result of increased demand in various markets outside the U.S.

Performance in the Women's Health franchise was partially offset by sales of NuvaRing® (etonogestrel / ethinyl estradiol vaginal ring), a vaginal contraceptive product, which declined 35% ex-FX during the period due to ongoing generic competition. The company's fertility portfolio was down 8% ex-FX in the second quarter, primarily due to a difficult comparison to a stronger prior period for the China fertility business, which benefited from volume recovery post-COVID 19 lockdowns coupled with a buy-out of Follistim AQ® (follitropin beta injection) in the U.S. following a significant buy-in during the fourth quarter of 2023 related to the exit of a temporary spin-off related commercial arrangement and the onboarding of a large customer.

Biosimilars revenue grew 22% on both an as-reported basis and ex-FX basis in the second quarter of 2024, compared with the second quarter of 2023, primarily due to the uptake of Hadlima® (adalimumab-bwwd) since its July 2023 launch in the U.S. Ontruzant® (trastuzumab-dttb) grew 46% ex-FX during the quarter driven by increased demand associated with a government tender in Brazil partially offset by the negative impact of unfavorable discount rates in the U.S and lower demand in Europe. Performance was partially offset by a 2% ex-FX decline in Renflexis® (infliximab-abda) which was driven primarily by an increase in discount rates in the U.S.

Established Brands revenue was down 3% on an as-reported basis and declined 1% ex-FX in the second quarter of 2024. Contribution from the recent licensing of Emgality® (galcanezumab) and RayvowTM (lasmiditan)(1, 2), together with a recovery in certain injectable steroid products following last year's market action partially offset the impacts of Volume Based Procurement initiatives in China, expected mandatory pricing revisions in Japan and phasing of shipments for certain products in select markets related to the implementation of the company's enterprise resource planning system. The company expects revenue growth in the Established Brands franchise to be about flat for full year 2024 on an ex-FX basis.

(1) Emgality is a trademark registered in the United States in the name of Eli Lilly and Company (used under license).

(2) Rayvow is a registered trademark of Eli Lilly in the European Union and other countries (used under license).

Second Quarter 2024 Profitability

in $ millions, except per share amounts	Q2 2024	Q2 2023	VPY
Revenues	$1,607	$1,608	—%
Cost of sales	668	640	4%
Gross profit	939	968	(3)%
Non-GAAP Adjusted gross profit (1)	996	1,012	(2)%
Net income	195	242	(19)%
Non-GAAP Adjusted net income (1)	289	336	(14)%
Diluted Earnings per Share (EPS)	0.75	0.95	(21)%
Non-GAAP Adjusted diluted EPS (1)	1.12	1.31	(15)%
Acquired IPR&D and milestones	15	—	NM
Per share impact to diluted EPS from acquired IPR&D and milestones	(0.05)	—	NM
Adjusted EBITDA (Non-GAAP) (1,2)	513	530	(3)%

	Q2 2024	Q2 2023
Gross margin	58.4%	60.2%
Non-GAAP Adjusted gross margin (1)	62.0%	62.9%
Adjusted EBITDA margin (Non-GAAP) (1, 2)	31.9%	33.0%

(1)	See Tables 4 and 5 for reconciliations of GAAP to non-GAAP financial measures.

(2)	Adjusted EBITDA and Adjusted EBITDA margin included $15 million in the second quarter of 2024 related to Acquired IPR&D and milestones. There was no Acquired IPR&D in the second quarter of 2023.

Gross margin was 58.4% as-reported and 62.0% on a non-GAAP adjusted basis in the second quarter of 2024 compared with 60.2% as-reported and 62.9% on a non-GAAP adjusted basis in the second quarter of 2023. The lower non-GAAP Adjusted gross margin was primarily related to unfavorable product mix, foreign exchange translation and higher inflation impacts to material and distribution costs.

Net income for the second quarter of 2024 was $195 million, or $0.75 per diluted share, compared with $242 million, or $0.95 per diluted share, in the second quarter of 2023. Non-GAAP Adjusted net income was $289 million, or $1.12 per diluted share, compared with $336 million, or $1.31 per diluted share, in 2023.

Non-GAAP Adjusted EBITDA margin was 31.9% in the second quarter of 2024 compared with 33.0% in the second quarter of 2023 primarily due to lower non-GAAP Adjusted gross margin. Total non-GAAP operating expenses (selling, general and administrative and research and development) were down 2% year over year.

Capital Allocation

Today, Organon’s Board of Directors declared a quarterly dividend of $0.28 for each issued and outstanding share of the company's common stock. The dividend is payable on September 12, 2024, to stockholders of record at the close of business on August 16, 2024.

As of June 30, 2024, cash and cash equivalents were $704 million, and debt was $8.7 billion.

Full Year Guidance

Organon does not provide GAAP financial measures on a forward-looking basis because the company cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to Organon’s results computed in accordance with GAAP.

Full year 2024 financial guidance is presented below on a non-GAAP basis, except revenue.

	Previous guidance as of May 2, 2024	Current guidance
Revenues	$6.2B - $6.5B	$6.25B - $6.45B
Adjusted gross margin	61.0% - 63.0%	Unchanged
SG&A	$1.5B - $1.7B	Unchanged
R&D	$400M - $500M	$430M - $530M*
Adjusted EBITDA margin (Non-GAAP)	31.0% - 33.0%	Unchanged
Interest	~$520M	Unchanged
Depreciation	~$130M	Unchanged
Effective non-GAAP tax rate	18.5% - 20.5%	Unchanged
Fully diluted weighted average shares outstanding	~259M	Unchanged

*Updated R&D expense guidance includes $30 million of IPR&D and milestone expense incurred year-to-date June 30, 2024. R&D guidance does not take into consideration a forward looking view of IPR&D and milestone expense.

Webcast Information

Organon will host a conference call at 8:30 a.m. Eastern Time today to discuss its second quarter 2024 financial results. To listen to the event and view the presentation slides via webcast, join from the Organon Investor Relations website at https://www.organon.com/investor-relations/events-and-presentations/. A replay of the webcast will be available approximately two hours after the conclusion of the live event on the company’s website. Institutional investors and analysts interested in participating in the call must register in advance by clicking on this link: https://registrations.events/direct/Q4I585119

Following registration, participants will receive a confirmation email containing details on how to join the conference call, including dial-in information and a unique passcode and registrant ID. Pre-registration will allow participants to bypass an operator and be placed directly into the call.

About Organon

Organon is an independent global healthcare company with a strategy to help improve the health of women throughout their lives. Organon’s diverse portfolio offers more than 60 medicines and products in women’s health, biosimilars, and a large franchise of established medicines across a range of therapeutic areas. In addition to Organon’s current products, the company invests in innovative solutions and research to drive future growth opportunities in women’s health and biosimilars. In addition, Organon is pursuing opportunities to collaborate with biopharmaceutical partners and innovators looking to commercialize their products by leveraging its scale and agile presence in fast growing international markets.

Organon has a global footprint with significant scale and geographic reach, world-class commercial capabilities, and approximately 10,000 employees with headquarters located in Jersey City, New Jersey.

For more information, visit http://www.organon.com and connect with us on LinkedIn, Instagram, X (formerly known as Twitter) and Facebook.

Cautionary Note Regarding Non-GAAP Financial Measures

This press release contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are correspondingly not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, the company makes use of the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross margin, Adjusted gross profit, Adjusted net income, and Adjusted diluted EPS, which are not recognized terms under GAAP and are presented only as a supplement to the company’s GAAP financial statements. This press release also provides certain measures that exclude the impact of foreign exchange. We calculate foreign exchange by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. The company believes that these non-GAAP financial measures help to enhance an understanding of the company’s financial performance. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Please refer to Table 4 and Table 5 of this press release for additional information, including relevant definitions and reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures.

In addition, the company’s full-year 2024 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition related expenses, restructuring and related expenses, stock-based compensation, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts and other items not reflective of the company's ongoing operations.

The company’s management uses the non-GAAP financial measures described above to evaluate the company’s performance and to guide operational and financial decision making. Further, the company’s management believes that these non-GAAP financial measures, which exclude certain items, help to enhance its ability to meaningfully communicate its underlying business performance, financial condition and results of operations.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, this press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about management’s expectations about Organon’s future financial performance and prospects, including full-year 2024 guidance estimates and predictions regarding other financial information and metrics, and franchise and product performance and strategy expectations for future periods. Forward-looking statements may be identified by words such as "foresees" “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, pricing pressures globally, including rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and health care reform, pharmaceutical reimbursement and pricing in general; an inability to fully execute on our product development and commercialization plans in the United States, Europe, and elsewhere internationally; an inability to adapt to the industry-wide trend toward highly discounted channels; changes in tax laws or other tax guidance which could adversely affect our cash tax liability, effective tax rates, and results of operations and lead to greater audit scrutiny; expanded brand and class competition in the markets in which the company operates; global tensions, which may result in disruptions in the broader global economic environment; uncertainty regarding the U.S. federal budget and debt ceiling, and the impact of a potential U.S. federal government shutdown; governmental initiatives that adversely impact our marketing activities, particularly in China; volatility in our stock price; political and social pressures, or regulatory developments, that adversely impact demand for, availability of, or patient access to contraception or fertility products; difficulties with performance of third parties we rely on for our business growth; the failure of any supplier to provide substances, materials, or services as agreed; the increased cost of supply, manufacturing, packaging, and operations; difficulties developing and sustaining relationships with commercial counterparties; competition from generic products as our products lose patent protection; any failure by us to obtain an additional period of market exclusivity in the United States for Nexplanon subsequent to the expiration of certain current patents in 2027; difficulties implementing or executing on our acquisition strategy or failure to recognize the benefits of such acquisitions; and the impact of higher selling and promotional costs.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s filings with the Securities and Exchange Commission ("SEC"), including the company’s most recent Annual Report on Form 10-K and subsequent SEC filings, available at the SEC’s Internet site (www.sec.gov).

TABLE 1

Organon & Co.

Condensed Consolidated Statement of Income

(Unaudited, $ in millions except shares in thousands and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$1,607	$1,608	$3,229	$3,146
Cost of sales	668	640	1,333	1,220
Gross Profit	939	968	1,896	1,926

Selling, general and administrative	437	451	868	886
Research and development	116	128	228	257
Acquired in-process research and development and milestones	15	—	30	8
Restructuring costs	—	—	23	4
Interest expense	131	132	262	264
Exchange (gains) losses	(1)	2	5	11
Other expense, net	6	1	9	7
Income before income taxes	235	254	471	489
Taxes on income	40	12	75	70
Net income	$195	$242	$396	$419

Earnings per share:
Basic	$0.76	$0.95	$1.54	$1.64
Diluted	$0.75	$0.95	$1.53	$1.64

Weighted average shares outstanding:
Basic	257,288	255,341	256,492	254,869
Diluted	258,598	255,953	258,480	256,064

TABLE 2

Organon & Co.

Sales by top products

(Unaudited, $ in millions)

	Three Months Ended June 30,						Six Months Ended June 30,
	2024			2023			2024			2023
	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Women’s Health
Nexplanon/Implanon NXT	$171	$70	$242	$159	$56	$214	$324	$137	$462	$272	$107	$380
Follistim AQ	22	40	62	26	44	70	33	75	108	52	73	125
NuvaRing (1)	10	19	29	23	23	46	26	41	67	48	47	94
Ganirelix Acetate Injection	5	22	27	4	29	34	11	45	56	11	53	63
Marvelon/Mercilon	—	41	41	—	29	29	—	73	73	—	67	67
Jada	14	—	14	11	—	11	27	—	27	18	—	18
Other Women’s Health (1) (2)	13	23	34	10	25	35	27	52	79	20	52	73
Biosimilars
Renflexis	56	13	69	60	11	70	111	27	138	114	18	132
Ontruzant	10	38	48	12	21	33	18	69	87	25	29	54
Brenzys	—	12	12	—	13	13	—	36	36	—	32	32
Aybintio	—	7	7	—	12	12	—	15	15	—	22	22
Hadlima	20	8	28	—	7	7	42	16	58	—	12	12
Established Brands
Cardiovascular
Zetia (1)	2	73	75	2	94	95	4	155	159	4	180	184
Vytorin	2	26	28	1	37	38	3	52	56	3	65	67
Atozet	—	140	140	—	143	143	—	271	271	—	271	271
Rosuzet	—	9	9	—	17	17	—	25	25	—	35	35
Cozaar/Hyzaar	2	58	60	2	69	71	5	122	127	4	152	156
Other Cardiovascular (1) (2)	1	31	32	1	36	36	1	71	71	1	70	71
Respiratory
Singulair	2	90	93	3	77	80	5	186	190	5	194	199
Nasonex (1)	—	60	60	—	66	66	—	137	137	—	137	137
Dulera	39	8	47	38	10	48	82	21	103	76	18	95
Clarinex	1	35	35	1	38	39	2	71	73	2	77	79
Other Respiratory (1) (2)	8	4	13	13	4	17	15	6	22	25	8	33
Non-Opioid Pain, Bone and Dermatology
Arcoxia	—	68	68	—	72	72	—	143	143	—	143	143
Fosamax	1	34	35	1	44	44	3	72	74	1	81	82
Diprospan	—	37	37	—	12	12	—	66	66	—	27	27
Other Non-Opioid Pain, Bone and Dermatology (1)	5	73	78	2	67	71	9	141	151	7	127	133
Other
Emgality/Rayvow	—	30	30	—	—	—	—	40	40	—	—	—
Proscar	—	23	23	—	24	25	1	49	50	1	51	52
Propecia	2	27	28	2	35	36	3	47	51	4	66	69
Other (1)	2	69	72	2	81	84	7	149	155	4	156	162
Other (3)	—	31	31	(2)	41	40	(1)	61	59	—	79	79
Revenues	$388	$1,219	$1,607	$371	$1,237	$1,608	$758	$2,471	$3,229	$697	$2,449	$3,146

Totals may not foot due to rounding. Trademarks appearing above in italics are trademarks of, or are used under license by, the Organon group of companies.

(1) Sales of the authorized generic versions of NuvaRing, Zetia and Nasonex were previously included in other and have been reclassified to their respective brand name product.

(2) Includes sales of products not listed separately. Revenues from Jada were previously reported as part of Other Women's Health. Revenue from an arrangement for the sale of generic etonogestrel/ethinyl estradiol vaginal ring is included in Other Women's Health.

(3) Includes manufacturing sales to third parties.

TABLE 3

Organon & Co.

Sales by geographic area

(Unaudited, $ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Europe and Canada	$457	$467	$907	$867
United States	388	371	758	697
Asia Pacific and Japan	260	261	546	585
China	216	234	421	459
Latin America, Middle East, Russia, and Africa	251	234	525	448
Other (1)	35	41	72	90
Revenues	$1,607	$1,608	$3,229	$3,146

(1) Other includes manufacturing sales to third parties.

TABLE 4

Organon & Co.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Metrics

(Unaudited, $ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP Gross Profit	$939	$968	$1,896	$1,926
Adjusted for:
Spin-related costs (1)	3	10	6	20
Manufacturing network costs (2)	15	—	25	—
Stock-based compensation	5	4	9	8
Amortization	34	30	67	59
Other	—	—	—	2
Adjusted Non-GAAP Gross Profit	$996	$1,012	$2,003	$2,015

(1) Spin-related costs include costs from the separation of Merck & Co., Inc., Rahway, NJ, US. For additional details refer to Table 5.

(2) Manufacturing network related costs include costs from exiting manufacturing and supply agreements with Merck & Co., Inc., Rahway NJ, US. For additional details refer to Table 5.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP Gross Margin	58.4%	60.2%	58.7%	61.2%
Total impact of Non-GAAP adjustments	3.6%	2.7%	3.3%	2.8%
Adjusted Non-GAAP Gross Margin	62.0%	62.9%	62.0%	64.0%

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP Selling, general and administrative expenses	$437	$451	$868	$886
Adjusted for:
Spin-related costs (1)	(29)	(44)	(69)	(90)
Stock-based compensation	(18)	(17)	(36)	(32)
Other	—	—	—	(1)
Adjusted Non-GAAP Selling, general and administrative expenses	$390	$390	$763	$763

(1) Spin-related costs include costs from the separation of Merck & Co., Inc., Rahway, NJ, US. For additional details refer to Table 5.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP Research and development expenses	$116	$128	$228	$257
Adjusted for:
Spin-related costs (1)	(1)	(3)	(3)	(6)
Stock-based compensation	(5)	(4)	(9)	(7)
Adjusted Non-GAAP Research and development expenses	$110	$121	$216	$244

(1) Spin-related costs include costs from the separation of Merck & Co., Inc., Rahway, NJ, US. For additional details refer to Table 5.

TABLE 4

Organon & Co.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Metrics (Continued)

(Unaudited, $ in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP Reported Net Income	$195	$242	$396	$419
Adjusted for:
Cost of sales adjustments	57	44	107	89
Selling, general and administrative adjustments	47	61	105	123
Research and development adjustments	6	7	12	13
Restructuring	—	—	23	4
Other expense, net	6	4	10	10
Tax impact on adjustments above(1)	(22)	(22)	(49)	(46)
Non-GAAP Adjusted Net Income	$289	$336	$604	$612

(1) For the three months ended June 30, 2024 and 2023, the GAAP income tax rates were 17.3% and 5.0%, respectively, the non-GAAP income tax rates were 17.8% and 9.4%, respectively. For the six months ended June 30, 2024 and 2023, the GAAP income tax rates were 16.0% and 14.4%, respectively, the non-GAAP income tax rates were 17.1% and 16.0%, respectively. These adjustments represent the estimated tax impacts on the reconciling items by applying the statutory rate and applicable law of the originating territory of the non-GAAP adjustments.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP Diluted Earnings per Share	$0.75	$0.95	$1.53	$1.64
Total impact of Non-GAAP adjustments	$0.37	$0.36	$0.81	$0.75
Non-GAAP Diluted Earnings per Share	$1.12	$1.31	$2.34	$2.39

TABLE 5

Organon & Co.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

(Unaudited, $ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$195	$242	$396	$419
Depreciation (1)	31	28	61	56
Amortization	34	30	67	59
Interest expense	131	132	262	264
Taxes on income	40	12	75	70
EBITDA	$431	$444	$861	$868
Restructuring costs	—	—	23	4
Spin-related costs (2)	39	61	88	126
Manufacturing network related (3)	15	—	25	—
Other costs	—	—	—	3
Stock-based compensation	28	25	54	47
Adjusted EBITDA (Non-GAAP)	$513	$530	$1,051	$1,048
Adjusted EBITDA margin (Non-GAAP)	31.9%	33.0%	32.5%	33.3%

(1) Excludes accelerated depreciation included in one-time costs.

(2) Spin-related costs reflect certain costs incurred in connection with activities taken to separate Organon from Merck & Co., Inc., Rahway, NJ, US. These costs include, but are not limited to, $19 million and $31 million for the three months ended June 30, 2024 and 2023, respectively, and $40 million and $68 million for the six months ended June 30, 2024 and 2023, respectively, for information technology infrastructure, primarily related to the implementation of a stand-alone enterprise resource planning system and redundant software licensing costs, as well as $6 million and $8 million for the three months ended June 30, 2024 and 2023, respectively, and $20 million and $14 million for the six months ended June 30, 2024 and 2023, respectively, associated with temporary transition service agreements with Merck & Co., Inc., Rahway, NJ, US.

(3) Manufacturing network related costs, including exiting of temporary manufacturing and supply agreements with Merck & Co., Inc., Rahway, NJ, US, reflect accelerated depreciation, exit premiums, technology transfer costs, stability and qualification batch costs, and third-party contractor costs.

As the costs described in (1) through (3) above are directly related to the separation of Organon and therefore arise from a one-time event outside of the ordinary course of the company’s operations, the adjustment of these items provides meaningful, supplemental, information that the company believes will enhance an investor's understanding of the company's ongoing operating performance.